Exhibit 10(W)

NOTICE

This Release and Termination of Employment Agreement (“Agreement”) is a very important legal document, and you should consult with an attorney before signing it.

By signing this eight (8) page Agreement, you are agreeing to release Carpenter Technology Corporation (and certain other individuals/entities named as “Released Parties” within this Agreement) from all liability to you. You have twenty-one (21) days from the date of distribution of these materials to consider whether to sign this document. If you decide to sign it, you will then have an additional seven (7) days following the date of your signature to revoke this Agreement, and this Agreement shall not become effective or enforceable until this seven (7) day revocation period expires. In order to notify Carpenter of intent to revoke, you must provide written notice, via certified mail, to the Senior Vice President - Organizational Effectiveness, Strategy and Corporate Staffs, Carpenter Technology Corporation, 101 West Bern Street, Reading, Pennsylvania, 19601.

RELEASE AND TERMINATION OF EMPLOYMENT AGREEMENT

This Release and Termination of Employment Agreement (“Agreement”) between Dennis M. Oates, (“the Employee”) and Carpenter Technology Corporation (“Carpenter”), provides for the mutually satisfactory terms and conditions of the Employee’s termination of employment with Carpenter effective July 31,2007.

In consideration of the mutual promises and commitments made herein, and INTENDING TO BE LEGALLY BOUND hereby, the Employee and Carpenter agree that in return for the severance payment described in Section 1, the lump sum payment paid for purposes of obtaining outplacement services described in Section 2, and twenty-four (24)

months continuation of company-paid medical coverage described in Section 3, which exceed that to which the Employee is otherwise entitled, the Employee agrees that these benefits represent adequate compensation for this Agreement to release and forever discharge all “Released Parties” including Carpenter from any and all manner of claims as stated in Section 11. These benefits are contingent upon fulfillment, of the “Special Separation Conditions” in Section 4 and the Employee’s acceptance of all other terms of this Agreement summarized below.

•	Employee agrees to protect Carpenter’s confidential and proprietary business information (Section 7)

•	Employee agrees to return all Carpenter property and remove personal property (Section 8)

•	Employee agrees to this Agreement’s confidentiality and to avoid negative characterizations (Section 7)

•	Carpenter agrees to provide a so-called neutral reference in the event a prospective employer makes inquiry about Carpenter’s association with Employee (Section 10)

•	Employee agrees where permitted by law to reimburse Carpenter’s defense costs, if Employee files suit (Section 12)

•	Employee agrees that the written terms of this Agreement are the complete understanding between the parties superseding any prior agreements or understandings (Section 13)

•	Employee agrees the balance of this Agreement will remain in force even if any provision is invalidated by a court (Section 14)

•	Employee agrees to governing state law (Section 15) and recognizes required tax withholding (Section 16)

Whether the Employee accepts the terms of this Agreement or not, the Employee will receive the benefits described in Sections 5 and 6 subject to the terms of the applicable plan documents.

Consideration (Benefits contingent upon this Agreement)

1.	The Employee will receive a severance payment of $465,000, less applicable taxes, in a single lump sum payment, money to which the Employee is not otherwise entitled, to be paid from Carpenter’s general assets within one month of the Employee’s satisfaction of the Special Separation Conditions.

2.	Carpenter will pay no more than $25,000 to Kelleher Associates, Inc. for the Employee to participate in an outplacement employment program following satisfaction of the Special Separation Conditions, and payment will be made directly to Kelleher Associates, Inc.

3.	Carpenter will provide twenty-four (24) months continuation of medical coverage, in the medical plan and at the level elected by the Employee for 2007, under the Benefits Choice Plan. Carpenter’s obligations under this paragraph shall terminate in the event Employee obtains another job and is eligible for similar coverage under one or more of his new employer’s health insurance plans. Employee is obliged to notify Carpenter promptly of his eligibility for health insurance coverage under one or more plans offered by a successor employer and request a termination of the coverage provided under this paragraph. After the twenty-four (24) month period, the Employee will be eligible for COBRA benefits.

4.	The special separation benefits described in Sections 1, 2 and 3 above are conditioned upon (a) the return of this signed Agreement (signed only on or after the Employee’s last day of employment); (b) the Employee’s termination of employment; and (c) the expiration of the seven day revocation period without the Employee’s revocation of this Agreement (“Special Separation Conditions”). No special separation benefits will commence prior to the satisfaction of these Special Separation Conditions.

Benefits to which the Employee is otherwise entitled

5.	Any unexercised stock options held by the Employee will have the exercise period adjusted as required under the applicable stock plan on the basis of a separation without special category (e.g. cause, disability or retirement). It is the Employee’s responsibility to review the terms of the Employee’s stock plan and agreement to assure that the Employee does not lose the ability to exercise any options. The Employee may receive a certificate with the adjusted exercise dates by contacting ComputerShare at 1-800-670-6644 following separation of employment.

6.	The Employee will be entitled to receive all earned compensation (including accrued but unpaid time off) and benefits otherwise due the Employee upon termination of employment as required by law and in accordance with the terms of the benefit plans or other agreements between Carpenter and the Employee. Notwithstanding the foregoing, the Employee will not be entitled to any benefits under the Severance Pay Plan for Salaried Employees of Carpenter Technology Corporation (“Severance Plan”) or an Increased Pension resulting from a Termination Due to Job Elimination under the GRP and the Employee hereby releases any claim for such benefits under the Severance Plan and the GRP.

General Terms of this Agreement

7.	Confidential/Proprietary Information: The Employee agrees that the Employee will not at any time disclose to any person or entity, any of Carpenter’s confidential or proprietary business information, which includes, but is not limited to, its business strategies, personnel policies, practices, technologies, processes, trade secrets, customer lists, financial information, cost data and other confidential proprietary information and agreements. The Employee specifically agrees that all confidential information disclosed to the Employee regarding acquisitions and long-term business strategy is deemed confidential and proprietary to Carpenter. The Employee shall also promptly return to Carpenter any documents and photographs (and copies thereof), in whatever form (including electronic) containing any such confidential or proprietary information. Confidential information does not include information generally known or available to the public.

8.	Carpenter & Personal Property: The Employee agrees to promptly return to Carpenter any of Carpenter’s property provided to Employee, or within Employee’s possession or control including, but not limited to, the Employee’s Carpenter Identification card and any motor vehicle decals, credit card(s), computer hardware/software, Library and other Carpenter-owned books, files (electronic or paper), keys, tools, etc. Employee shall be entitled to retain the cellular telephone and telephone number that were provided to him by Carpenter. It is the Employee’s responsibility to arrange with Asset Protection Services (“APS”) or the Senior Vice President – Organizational Effectiveness, Strategy and Corporate Staffs, to remove any personal items from Carpenter property and deliver any Carpenter property to APS. Any property or personal items not claimed within fourteen (14) days of the date of termination above will be destroyed or discarded.

9.	Confidentiality of Agreement & Nondisparagement: The Employee agrees that the terms, conditions, amounts and facts of this Agreement are and shall at all times remain confidential. The Employee further warrants and represents that from the time the Employee received this Agreement (or any prior drafts) through the Employee’s signing of this Agreement, the Employee has not breached the confidentiality obligations of this Agreement. Finally, the Employee agrees that henceforth the Employee will not disclose or permit to be disclosed the terms of this Agreement to any person or entity, including but not limited to, any past, present or future employees of Carpenter, except as indicated above or to the extent that such disclosure may be required by law. The Employee may disclose this Agreement to the Employee’s immediate family, attorney, financial and tax advisors, who acknowledge and agree to maintain the confidentiality of this Agreement; taxing authorities; or as required by Court order. The Employee will not make or cause to be made any untrue statement to anyone suggesting or implying any wrongful, illegal, or unethical conduct by Carpenter or by any of its officers, directors, customers or affiliates; nor will the Employee otherwise disparage the same. Carpenter will not make or cause to be made any untrue statement to anyone suggesting or implying any wrongful, illegal, or unethical conduct by Employee, nor will Carpenter otherwise disparage Employee. Carpenter and Employee have the right to seek any and all legal or equitable remedies to which either is entitled by reason of a breach of this paragraph. Carpenter and Employee have the right to disclose this agreement or the terms hereof to the extent either deems necessary to comply with applicable laws or regulations.

10.	Neutral Reference: Carpenter promises and agrees to provide a so-called neutral reference in the event a prospective employer mikes inquiry about its association with Employee. In this regard, Carpenter shall refer all inquiries from prospective employers to the Senior Vice President - Organizational Effectiveness, Strategy and Corporate Staffs, or named successor. In response to any oral or written inquiry, Carpenter’s reply will acknowledge the dates Employee worked for Carpenter and his last position or title, and nothing more.

11.	Release of Claims: In return for the promises herein, as to Sections 1, and 2, which exceed that to which the Employee is otherwise entitled under Carpenter’s policies arid benefit plans, the Employee (on behalf of him or herself), the Employee’s representatives, successors, heirs, and assigns do hereby completely release and forever discharge Carpenter and the other “Released Parties” (as defined below), from any and all manner of claims, known or unknown, asserted or unasserted, matured or not matured, which Employee may have against any of the Released Parties, arising at any time up to and including the date that the Employee signs this agreement, including without limitation all claims related to the Employee’s employment with Carpenter or the separation of that employment to the fullest extent permitted by law. This release specifically includes, but is not limited to, any and all claims under (a) the common law, including, but not limited to, theories for wrongful discharge, breach of contract (whether expressed or implied) or duty, defamation, tort, or violation of public policy; (b) any policies, practices or procedures of Carpenter, and benefits under any employee benefit plans sponsored by Carpenter; (c) any federal or state constitution, and any federal, state or local statute, ordinance, or executive order, including, but not limited to, claims for discrimination on the basis of race, religion, sex, national origin, mental or physical disability, age, or any other protected status or characteristic. The laws under which the Employee is releasing claims include, without limitation, the following: (1) Title VII of the Civil Rights Act of 1964 (42 U.S.C. 2000e, et. seq.), (2) the Age Discrimination in Employment Act (29 U.S.C. 621, et. seq.), (3) the Older Workers Benefit Protection Act (29 U.S.C. §626, et. seq.), (4) the Americans with Disabilities Act (42 U.S.C. §12101, et. seq.), (5) the Employee Retirement Income Security Act (29 U.S.C. §1001, et. seq.), (6) the Pennsylvania Human Relations Act (43 P.S. §951, et. seq.) and any other law, regulation or executive order (whether state, federal or local) governing the employment relationship.

Notwithstanding the foregoing, it is understood and agreed that the Employee is not waiving (1) claims under any state workers’ compensation law for a work related injury or illness that was incurred during or arises out of employment with Carpenter or (2) ordinary benefit claims under Carpenter sponsored pension, life, disability, and health plans to which the Employee is otherwise entitled, or (3) his rights under Carpenter’s D&O liability insurance coverage and his right to defense and indemnification under law or Carpenter’s articles of incorporation and by-laws.

As used herein, the “Released Parties” shall mean Carpenter; its directors and officers, past and present direct and indirect parents, subsidiaries, business units, affiliates, and the like; all of the foregoing entities’ successors, assigns, and legal representatives; and all of the foregoing entities’/persons’ past and present directors, officers, attorneys, employees, benefit plans (including, in their capacities as such, each such plan’s administrators, fiduciaries, insurers, trustees, and related parties), and legal representatives; any person/entity claimed to be jointly or severally liable with any of the foregoing persons/entities.

In return for the promises herein, Carpenter, on its own behalf and on behalf of its representatives, successors, officers, directors, affiliates, parents, subsidiaries and assigns, from any and all manner of claims, known and unknown, asserted and unasserted, matured or not matured, which Carpenter may have against Employee arising at any time up to and including the date of execution hereof, related to the Employee’s employment with Carpenter or the separation of that employment

12.	Assumption of Legal Fees: The Employee agrees that the Employee will not file suit in any court pleading any claims barred or released by this Agreement. Nor will the Employee accept any relief with respect to such claims obtained on the Employee’s behalf by any person or entity. If the Employee files suit pleading any claims found to be barred or released by this Agreement, the Employee shall to the extent permitted by law pay Carpenter’s or any other applicable released Parties’ attorneys’ fees and costs in defending against such released claims.

13.	Integration Clause: This is the complete and final agreement between the parties, and it fully supersedes any and all prior agreements or understandings between the parties hereto; except as otherwise stated herein. The Employee agrees that there is absolutely no agreement or reservation not clearly expressed herein, and that the execution hereof is with the full knowledge that this Agreement covers all possible claims. In addition, the Employee acknowledges that neither Carpenter nor any of its employees, agents, representatives or attorneys have made any representations concerning the terms of this Agreement other than those contained herein. In addition, Carpenter acknowledges that any non-compete agreement signed by Employee is waived and null and void.

14.	Severability Clause: Carpenter and the Employee agree that should any provisions of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

15.	Governing Law: This Agreement is made and entered into in the Commonwealth of Pennsylvania, and shall in all respects be interpreted, enforced and governed under the laws of said Commonwealth, to the extent such laws are not preempted by applicable federal law. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any of the parties.

16.	Tax withholding: All payments hereunder shall be subject to all applicable federal, state and local withholdings.

THE EMPLOYEE ACKNOWLEDGES AND STATES THE FOLLOWING BY HIS INITIALS AND SIGNATURE BELOW:

•	THAT THE EMPLOYEE HAS CAREFULLY READ AND UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT.

•

THAT THE EMPLOYEE KNOWS AND UNDERSTANDS THAT, BY ACCEPTING BENEFITS UNDER THIS AGREEMENT AND SIGNING THIS RELEASE, THE EMPLOYEE IS GIVING UP ANY RIGHT TO BRING A CLAIM AGAINST THE “RELEASED PARTIES,” EITHER INDIVIDUALLY OR COLLECTIVELY, INCLUDING BUT NOT LIMITED TO CARPENTER.

•	THAT THE EMPLOYEE ALSO UNDERSTANDS THAT THE EMPLOYEE WOULD NOT RECEIVE BENEFITS UNDER THIS AGREEMENT, IF THE EMPLOYEE DID NOT KNOWINGLY AND VOLUNTARILY ENTER INTO THIS RELEASE.

•	THAT THE EMPLOYEE IS SIGNING THIS RELEASE COMPLETELY WILLINGLY AND VOLUNTARILY AND THERE IS NO MEDICAL OR OTHER CONDITION THAT WOULD PREVENT THE EMPLOYEE€ FROM DOING SO.

•

THAT CARPENTER HAS NOT SUBJECTED THE EMPLOYEE TO ANY COERCION OR DURESS AND HAS DONE NOTHING TO FORCE THE EMPLOYEE TO SIGN THIS RELEASE. IF THE EMPLOYEE ASSERTS OTHERWISE IN THE FUTURE, THE EMPLOYEE ADMITS THIS WILL NOT THEN BE TRUTHFUL.

Employee agrees to all five statements above with initials

Employee must sign this Agreement on or after the last day of employment with Carpenter. The Employee’s signature before that date will invalidate the terms of this Agreement.

/s/ Joan W. Oates		/s/ Dennis M. Oates
Witness		Dennis M. Oates
Dated: 10/15/07

Carpenter Technology Corporation

/s/ Barbara L. King	By:	/s/ T. Kathleen Hanley
Witness		Sr. Vice President – Organizational
Effectiveness, Strategy and Corporate Staffs

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